Exhibit 10.3

SANDY SPRING BANCORP, INC.

2015 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made effective March 11, 2020 (the “Grant Date”) and evidences the Restricted Stock Unit Award (“RSU Award”) made to [________________] (“Grantee”) by Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), pursuant to the Company’s 2015 Omnibus Incentive Plan (the “Plan”) and the terms of this Agreement. Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.

1.            RSU Award. The Company hereby grants to Grantee, pursuant to and subject to the Plan, an aggregate of [_______] restricted stock units (“RSUs”). Each RSU represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement. Prior to settlement, the RSUs will be accounted for by the Company in a bookkeeping account.

2.            Vesting of RSUs.

2.1            General Vesting. Except as may otherwise be provided herein, the RSUs will vest in three equal annual installments on April 1, 2021, 2022 and 2023.

2.2            Termination of Service. If Grantee’s service as a member of the Board of Directors of the Company terminates for any reason (including retirement), other than Just Cause (as defined in Section 10(c) of the Plan), all unvested RSUs subject to this Agreement shall immediately vest.

2.3            Change in Control. Notwithstanding anything in the Plan to the contrary, unvested RSUs subject to this RSU Award shall not be subject to accelerated vesting and/or settlement or cash out upon a Change in Control, except to the extent that the definitive agreement evidencing a Change in Control provides for such accelerated vesting and/or settlement or cash out of unvested RSUs granted under the Plan upon the Change in Control.

3.            Settlement of RSU Award. As soon as administratively feasible following each scheduled vesting date, all Shares issuable pursuant to RSUs that become vested pursuant to Section 2.1 shall be distributed to Grantee (but in any event no later than the end of the calendar year in which such vesting date occurred). As soon as administratively feasible following termination of Grantee’s service as a member of the Board of Directors of the Company (and in any case no later than thirty (30) days following Grantee’s separation from service), all Shares issuable pursuant to RSUs that become vested pursuant to Section 2.2 shall be distributed to Grantee.

4.            Nontransferability of Agreement. This RSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, its subsidiaries and its affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

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5.            Privileges of Stock Ownership; Dividend Equivalents.

5.1            Until the issuance of the Shares subject to this RSU Award (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Shares shall exist with respect to this RSU Award.

5.2            As of any date that the Company pays a cash dividend on its Shares, the Company shall pay to Grantee an amount equal to (i) the per share cash dividend paid by the Company on its Shares, multiplied by (ii) the total number of outstanding RSUs subject to this RSU Award (i.e., RSUs that have not been forfeited, cancelled or settled) as of the related dividend payment record date. Grantee will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in this Agreement.

6.            No Right to Continued Service. Nothing in the Plan or this Agreement shall confer on Grantee any right to continued service on the Board of Directors of the Company, at any specific rate of compensation, or for any particular period of time.

7.            Adjustment. If any event described in Section 5(c) of the Plan occurs after the Grant Date and while the RSU Award remains outstanding, the adjustment provisions as provided for under Section 5(c) of the Plan shall apply to the RSU Award.

8.            Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Sandy Spring Bank Human Resources Department. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address on file with Sandy Spring Bank or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) days after deposit in the United States mail; one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

9.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

10.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to that body of law pertaining to choice of law or conflict of laws.

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11.            Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, lapse of restrictions, payment, settlement, or accrual of this RSU Award or any term of this RSU Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, as amended) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by the Committee in its sole discretion, then the Committee may unilaterally modify the terms of this RSU Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this RSU Award. In addition, any Shares acquired by Grantee pursuant to this RSU Award, or any proceeds from the disposition of any such shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

12.            Beneficiary. Grantee may file with the Company a written designation of a beneficiary on such form as prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Grantee’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Grantee, the beneficiary shall be deemed to be his or her spouse or, if Grantee is unmarried at the time of death, his or her estate.

13.            Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.

14.            Headings. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and not shall constitute a part, of this Agreement.

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